Exhibit No. 23.1
Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-269037) of MasterBrand, Inc. of our report dated June 26, 2026, relating to the financial statements and supplemental schedule of MasterBrand, Inc. Retirement Savings Plan which appear in this Form 11-K for the year ended December 31, 2025.

/s/ BDO USA, P.C.

BDO USA, P.C.
Grand Rapids, Michigan
June 26, 2026